EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$79,596	$110,144	$124,974	$53,545	$134,871	$45,766	$88,542
Fixed charges	114,205	124,540	118,697	151,031	309,905	138,178	184,957
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(6,979)	(4,558)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	6,414	6,542
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	1,234	1,876
Earnings	$189,450	$220,760	$214,741	$197,372	$450,411	$184,613	$277,359

Fixed charges:
Interest expense(1)	$110,092	$110,742	$89,425	$144,184	$310,646	$137,613	$186,941
Capitalized interest	12,526	25,029	41,170	20,792	13,164	6,979	4,558
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(6,414)	(6,542)
Fixed charges	$114,205	$124,540	$118,697	$151,031	$309,905	$138,178	$184,957

Consolidated ratio of earnings to fixed charges	1.66	1.77	1.81	1.31	1.45	1.34	1.50

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$79,596	$110,144	$124,974	$53,545	$134,871	$45,766	$88,542
Fixed charges	114,205	124,540	118,697	151,031	309,905	138,178	184,957
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(6,979)	(4,558)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	6,414	6,542
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	1,234	1,876
Earnings	$189,450	$220,760	$214,741	$197,372	$450,411	$184,613	$277,359

Fixed charges:
Interest expense(1)	$110,092	$110,742	$89,425	$144,184	$310,646	$137,613	$186,941
Capitalized interest	12,526	25,029	41,170	20,792	13,164	6,979	4,558
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(6,414)	(6,542)
Fixed charges	114,205	124,540	118,697	151,031	309,905	138,178	184,957
Preferred stock dividends	25,130	23,201	22,079	21,645	60,502	26,033	35,926
Combined fixed charges and preferred stock dividends	$139,335	$147,741	$140,776	$172,676	$370,407	$164,211	$220,883

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.36	1.49	1.53	1.14	1.22	1.12	1.26

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at June 30, 2012 to discontinued operations.